SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (the “Agreement”) is dated effective as of the18th day of October, 2017 (the “Settlement Effective Date”), by and between SACK LUNCH PRODUCTIONS, INC., a Utah corporation (the “Borrower”) GREEN ENDEAVORS, INC., a Utah corporation, LANDIS SALONS, INC., a Utah corporation, LANDIS SALONS II, INC., a Utah corporation, DIVERSIFIED MANAGEMENT SERVICES, INC., a Utah corporation, WASATCH CAPITAL CORPORATION, a Utah corporation, DOWNTOWN DEVELOPMENT CORPORATION, a Utah corporation, WG PRODUCTIONS COMPANY, a Utah corporation, LANDIS EXPERIENCE CENTER, LLC, a Utah limited liability company, SLIDE THE CITY, LLC, a Utah limited liability company, SLIDE THE CITY FRANCHISING, LLC, a Utah limited liability company, LANTERN FEST, LLC, a Utah limited liability company, REDLINE ENTERTAINMENT, INC., a Utah corporation, SLIDE THE CITY CANADA, LLC, a Utah limited liability company, SPRINGBOK HOLDINGS, LLC, a Utah limited liability company, COLOR ME RAD, LLC, a Utah limited liability company, THE DIRTY DASH, LLC, a Utah limited liability company, SPRINGBOK SLIDE THE CITY, LLC, a Utah limited liability company, SPRINGBOK FRANCHISING, LLC, a Utah limited liability company, and SPRINGBOK MANAGEMENT, LLC, a Utah limited liability company (collectively, the “Corporate Guarantors”), (the Borrower and the Corporate Guarantors sometimes collectively referred to as the “Credit Parties”), RICHARD SURBER, an individual (the “Validity Guarantor”), and TCA GLOBAL CREDIT MASTER FUND, LP, a Cayman Islands limited partnership (the “Lender”).

RECITALS

WHEREAS, the Credit Parties and Lender entered into, or are otherwise parties to and bound by, the terms of a Senior Secured Credit Facility Agreement dated as of June 30, 2015 but made effective as of October 13, 2015 (the “Original Credit Agreement”), as amended by that certain First Amendment to Credit Agreement dated as of July 13, 2016 (the “First Amendment”), as further amended by that certain Second Amendment to Credit Agreement dated as of January 5, 2017 (the “Second Amendment”) (the Original Credit Agreement, the First Amendment, the Second Amendment, together with any further amendments, renewals, substitutions, replacements, or modifications from time to time, collectively referred to as the “Credit Agreement”); and

WHEREAS, pursuant to the Original Credit Agreement, the Borrower executed and delivered to Lender that certain Convertible Promissory Note dated as of June 30, 2015, but made effective as of October 13, 2015, evidencing an aggregate amount of Loans under the Credit Agreement in the amount of One Million Eight Hundred Thousand Dollars ($1,800,000) (the “Existing Note”); and

WHEREAS, pursuant to the First Amendment, the Borrower executed and delivered to Lender that certain First Replacement Convertible Promissory Note dated as of July 13, 2016, evidencing an aggregate amount of principal Obligations under the Credit Agreement in the amount of Two Million One Hundred Ten Thousand Seven Hundred Sixteen and 14/100 Dollars ($2,110,716.14) (the “First Replacement Note”), which First Replacement Note replaced and superseded the Existing Note in its entirety; and

WHEREAS, pursuant to the Second Amendment, the Borrower executed and delivered to Lender several replacement notes to replace and supersede the First Replacement Note in its entirety, and as of the date of this Agreement, the current valid and effective promissory note between the Borrower and the Lender is that certain Third Replacement Convertible Promissory Note B dated as of June 13, 2017, evidencing an aggregate amount of principal Obligations under the Credit Agreement in the amount of Two Million One Hundred Fifty-Nine Thousand Six Hundred and 30/100 Dollars ($2,159,600.30) (the “Third Replacement Note”); and

WHEREAS, in connection with the Credit Agreement, the Existing Note, the First Replacement Note, and the Third Replacement Note, the Credit Parties executed and delivered to the Lender various ancillary documents referred to in the Credit Agreement as the “Loan Documents”; and

WHEREAS, the Borrower’s obligations under the Credit Agreement and the Third Replacement Note are secured by the following, all of which are included within the Loan Documents: (i) the Security Agreements; (ii) the Guaranty Agreement; (iii) the Pledge Agreements; (iv) the Validity Certificate; (v) a Deed of Trust, Mortgage, Security Agreement, Financing Statement, and Fixture Filing from Downtown Development Corporation, one of the Corporate Guarantors, for the benefit of Lender, recorded in Book 10600, Pages 7261-7291, of the Public Records of Salt Lake County, Utah (the “DOT”), which DOT was executed by David Kahan, as Attorney in Fact for Downtown Development Corporation, under the power of attorney rights and powers granted by the Credit Parties to Lender under the Credit Agreement and other Loan Documents; and (vi) UCC-1 Financing Statements naming the Credit Parties, as debtors, and Lender, as secured party, filed in various jurisdictions (collectively, the “UCC’s”), among other Loan Documents; and

WHEREAS, the Credit Parties are currently in default of their respective obligations under the Credit Agreement and other Loan Documents for failing to pay certain sums required under the Credit Agreement and certain other Loan Documents, among other defaults (these defaults, together any other default which may be existing as of the date hereof, the “Existing Defaults”); and

WHEREAS, as a result of the Existing Defaults, Lender commenced an action against the Credit Parties styled TCA Global Credit Master Fund, LP v. Sack Lunch Productions, Inc., et. al., filed in the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida (the “Court”) under Case No. CACE-17-011661 DIV 12 (the “Pending Litigation”); and

WHEREAS, Lender and the Credit Parties desire to resolve the Existing Defaults and the Pending Litigation, all as more specifically set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereinafter expressed and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, agree as follows:

1. Recitals. The recitations set forth in the preamble of this Agreement are true and correct and incorporated herein by this reference.

2. Capitalized Terms. All capitalized terms used in this Agreement shall have the same meaning ascribed to them in the Credit Agreement, except as otherwise specifically set forth herein.

3. Outstanding Balance. The Credit Parties and Lender agree that the aggregate amount of all Obligations due and owing under the Credit Agreement and other Loan Documents as of October 17, 2017 is $2,260,822.87 (the “Outstanding Balance”), and interest on the Outstanding Balance, from and after the date hereof and prior to any Future Default, shall continue to accrue on the principal amount thereof outstanding from time to time at the Interest Rate.

4. Payment of Obligations. Notwithstanding anything contained in the Credit Agreement or any other Loan Documents to the contrary, from and after the date hereof, payment for all Obligations due under the Credit Agreement and the other Loan Documents shall be made by Borrower to Lender in accordance with this Section 4.

(a) Payments. Commencing on Monday, October 30, 2017, payment of the Obligations shall be made in accordance with the payment and amortization schedule attached hereto as Exhibit “A”; provided, however, notwithstanding the payment and amortization schedule, if the Borrower pays all Obligations in full by no later than 3:00 P.M., ET, on February 1, 2018, then the Lender shall give Borrower a credit towards the Obligations then due and payable in the amount of $100,000. Such credit shall only be applicable and effective if no Future Default occurs, and all Obligations are paid in full on or prior to 3:00 P.M., ET, on February 1, 2018.

(b) ACH Payment. Notwithstanding anything contained in the Credit Agreement or any other Loan Documents to the contrary, from and after the date hereof, payment for all sums due under the Credit Agreement, the Third Replacement Note, and the other Loan Documents shall be made by Borrower to Lender through automatic debit payments to be made to Lender from bank accounts of Borrower using automated clearing house (“ACH”) transfers. The Borrower shall, simultaneously with the execution of this Agreement, execute and deliver to Lender an authorization agreement for direct payments whereby, among other things, Lender shall be irrevocably authorized to initiate ACH transfers from a bank account as designated in any such ACH authorization agreement (the “Payment Account”) to Lender in the amounts required under this Agreement, the Credit Agreement, and all other Loan Documents. Lender’s authorization for direct ACH transfers as hereby provided shall be irrevocable and such ACH transfers shall continue until all Obligations are paid in full. For so long as any Obligations remain outstanding, Borrower shall: (i) not revoke Lender’s authority to initiate ACH transfers as hereby contemplated; (ii) not change, modify, close, or otherwise adversely affect the Payment Account; (iii) insure that the Payment Account has sufficient funds at all times to make the payments contemplated hereby; and (iv) be responsible for all costs, expenses, or other fees and charges incurred by Lender as a result of any failed or returned ACH transfers, whether resulting from insufficient sums being available in the Payment Account, or otherwise. The Borrower hereby agrees to undertake any and all required actions, execute any required documents, instruments or agreements, or to otherwise do any other thing required or requested by Lender in order to effectuate the requirements of this Section 4(b).

(c) Maturity Date. The Credit Agreement and Third Replacement Note are hereby amended such that the Revised Maturity Date shall be extended to March 31, 2018 (the “Extended Maturity Date”). Notwithstanding anything contained in this Agreement to the contrary, all Obligations owing by the Borrower and all other Credit Parties under the Credit Agreement, the Third Replacement Note, and all other Loan Documents, shall be due and payable in full by the Extended Maturity Date.

5. Pending Litigation.

(a) Upon execution of this Agreement and all other documents required or requested by Lender in connection herewith by the Credit Parties and the Validity Guarantor, and receipt by Lender of the “Mammoth Payment” (as hereinafter defined), the Lender and Credit Parties agrees to execute, and to have Lender’s counsel file, a Conditional Joint Stipulation of Dismissal Without Prejudice with respect to the Pending Litigation, substantially in the form attached hereto as Exhibit “B”, with an express reservation of jurisdiction to enforce the terms of this Agreement.

(b) As a material inducement for Lender to enter into this Agreement, the Credit Parties agree and consent that upon the occurrence of any “Future Default” (as hereinafter defined) under this Agreement, the Credit Agreement, or any other Loan Documents, Lender shall have the right to file an Affidavit of Noncompliance with the Court, and Lender shall be entitled to the entry of a Final Consent Judgment, substantially in the form attached hereto as Exhibit “C” (the “Final Consent Judgment”), pursuant to which the Credit Parties shall be liable to Lender for all Obligations under the Credit Agreement or any other Loan Documents, together with post-judgment interest at the maximum rate available under applicable law. Lender agrees to provide written notice to Borrower of Lender’s filing of the Affidavit of Noncompliance, and notice of the hearing for entry of such Final Consent Judgment. The Credit Parties hereby waive the making of any findings of fact and conclusions of law in the Final Consent Judgment, and waive the right to appeal, or otherwise contest the validity of, the Final Consent Judgment, and hereby waive any and all objections and defenses of any nature or kind with respect to the entry of the Final Consent Judgment as contemplated hereby. Specifically, each of the Credit Parties hereby agrees as follows: (i) that the Court has proper jurisdiction for the Pending Litigation, and each of the Credit Parties hereby knowingly and unconditionally consents to the jurisdiction and venue of such Court, and each of the Credit Parties waives any objection based on forum non conveniens; and (ii) that each of the Credit Parties hereby waives personal service of any and all process, and each of the Credit Parties consents and agrees that all such service of process, if not yet effectuated, may be made by certified mail directed and addressed to the Credit Parties at the address for the Borrower set forth in the Credit Agreement, and such service shall be effective five (5) Business Days after deposit of such certified mail in a regularly maintained receptacle for U.S. Mail, regardless whether same is accepted by the recipient, and regardless of whether the recipient executes any return receipt requested as part of such certified mail.

6. Sale of Real Property. The Credit Parties, specifically including Downtown Development Corporation, hereby acknowledge that Lender has the DOT encumbering the real properties legally described on Exhibit “D” attached hereto (the “Properties”), as additional security for the Obligations. The Credit Parties, including Downtown Development Corporation, hereby confirm and ratify the DOT, and agree that the DOT, as executed by an agent of Lender under the power of attorney rights granted to Lender under the Credit Agreement and other Loan Documents, is a valid and binding agreement of Downtown Development Corporation, enforceable against Downtown Development Corporation in accordance with its terms. In addition, the Credit Parties have indicated that they intend to market for sale, and eventually sell, one or more of the Properties. In this regard, Lender agrees that, so long as no Future Default exists, and so long as no event has occurred that, with the passage of time, the giving of notice, or both, would constitute a Future Default, if the Properties are to be sold, Lender agrees to release the DOT on such Properties being sold in exchange for a payment towards the Obligations in the amount of $150,000, which sum shall be paid directly to Lender by the closing agent handling such sale of the Properties.

7. Mammoth Debt Sale. The parties agree and acknowledge that Borrower, Lender, and Mammoth West Corporation (“Mammoth”) are parties to that certain Debt Purchase Agreement dated as of February 13, 2017, as amended from time to time (the “Mammoth DPA”), pursuant to which Lender can sell portions of the monetary Obligations to Mammoth from time to time in accordance with the Mammoth DPA. In this regard, Lender’s agreements and obligations under this Agreement are expressly conditioned upon the closing of the sale of a portion of such monetary Obligations from Lender to Mammoth, with Lender receiving an amount from Mammoth of not less than $100,000 (the “Mammoth Payment”), which closing shall take place within ten (10) days from the Settlement Effective Date. Borrower hereby re-confirms its obligations under the Credit Agreement and the DPA to cooperate in all respects with Lender and Mammoth in connection with any proposed sales of the Obligations, or portions thereof, by Lender to Mammoth under the Mammoth DPA from time to time. In that regard, on or prior to October 23, 2017, Borrower shall deliver to Lender a copy of fully executed irrevocable instructions to its transfer agent to transfer whatever shares of stock of Borrower are necessary in order for Borrower to complete a debt exchange with Mammoth, such instructions to be acknowledged by Borrower’s transfer agent. In connection with any such subsequent sales of any portion of the monetary Obligations to Mammoth under the Mammoth DPA, additional replacement promissory notes shall be executed and delivered by Borrower in accordance with the Second Amendment and the Mammoth DPA, and such replacement notes shall replace and supersede the Third Replacement Note, and subsequent replacement notes, all in accordance with the Second Amendment and the Mammoth DPA, and all such subsequent replacement notes shall be part of the Loan Documents and evidence the then outstanding Obligations under the Credit Agreement.

8. Additional Offerings. The Borrower has indicated that it is working to conclude a private placement of its securities through a Regulation A offering. In that regard, the Credit Parties agree and acknowledge that the Credit Parties shall not, either directly or indirectly, issue or distribute any additional capital stock or other securities (including any securities convertible or exercisable into capital stock or other securities) of any Credit Party, without the prior written consent of Lender, such consent not to be unreasonably withheld, except that Borrower may issue its capital stock or other securities without Lender’s prior approval, including in connection with its contemplated Regulation A offering, but subject to immediate notice of such issuance to Lender upon any such issuance, and only if and to the extent that no less than seventy percent (70%) of the proceeds of such capital raise or offering shall be paid directly to Lender from the proceeds of such capital raise, before such any of such proceeds are paid to Borrower, up to the full amount of all Obligations then outstanding.

9. View Access to Bank Accounts. On the Settlement Effective Date, the Credit Parties shall undertake all required actions, including providing Lender with proper sign-in or log-in credentials, user names, passwords, and other required information, to provide Lender with, and to allow Lender to have, view-only access, through the Borrower’s online banking system or otherwise, to any and all bank accounts of each of the Credit Parties which now exist and any additional bank accounts of the Credit Parties as may exist from time to time, including the Payment Account. Credit Parties shall not undertake any action that prevents or impairs Lender’s ability to have view-only access of all of the bank accounts of the Credit Parties as contemplated by this Section.

10. Ratification. The Credit Parties hereby acknowledge, represent, warrant, and confirm to Lender that: (i) each of the Loan Documents executed by the Credit Parties, respectively and as applicable, are valid and binding obligations of the Credit Parties, enforceable against the Credit Parties in accordance with their respective terms; (ii) the Third Replacement Note (or any subsequent replacement notes), and all other Obligations of the Credit Parties under the Credit Agreement, all other Loan Documents and this Agreement, shall be and continue to be and remain secured by and under the Loan Documents, including, without limitation, the Security Agreements, the Guaranty Agreement, the Validity Guaranties, the UCC-1’s, and the deeds of trust on the Properties; and (iii) no oral representations, statements, or inducements have been made by Lender, or any agent or representative of Lender, with respect to the Credit Agreement, this Agreement or any other Loan Documents.

11. Additional Confirmations. The Credit Parties hereby represent, warrant and covenant as follows: (i) that the Lender’s Liens and security interests in all of the “Collateral” (as such term is defined in the Credit Agreement and in the Security Agreements), are and remain valid, perfected, first-priority security interests in such Collateral, and the Credit Parties have not granted any other Liens or security interests of any nature or kind in favor of any other Person affecting any of such Collateral, except for Permitted Liens.

12. Lender’s Conduct. As of the Effective Date, the Credit Parties hereby acknowledge and admit that: (i) the Lender has acted in good faith and has fulfilled and fully performed all of its obligations under or in connection with the Credit Agreement or any other Loan Documents; and (ii) that there are no other promises, obligations, understandings or agreements with respect to this Agreement, the Credit Agreement or the Loan Documents, except as expressly set forth herein, or in the Credit Agreement and other Loan Documents.

13. Redefined Terms. The term “Loan Documents,” as defined in the Credit Agreement and as used in this Agreement, shall be deemed to refer to and include this Agreement, the DOT, and all other documents or instruments executed in connection with this Agreement.

14. Representations and Warranties of the Credit Parties. The Credit Parties hereby make the following representations and warranties to the Lender:

(a) Authority and Approval of Agreement; Binding Effect. The execution and delivery by the Credit Parties of this Agreement, and all other documents executed and delivered in connection herewith, and the performance by Credit Parties of all of their Obligations hereunder and thereunder, have been duly and validly authorized and approved by the Credit Parties and their respective board of directors, as applicable, pursuant to all applicable laws, and no other corporate action or consent on the part of the Credit Parties, their board of directors, stockholders or any other Person is necessary or required by the Credit Parties to execute this Agreement, and the documents executed and delivered in connection herewith, to consummate the transactions contemplated herein and therein, or perform all of the Credit Parties’ Obligations hereunder and thereunder. This Agreement, and each of the documents executed and delivered in connection herewith, have been duly and validly executed by the Credit Parties (and the officer executing this Agreement and all such other documents for each Credit Party is duly authorized to act and execute same on behalf of each Credit Party) and constitute the valid and legally binding agreements of the Credit Parties, enforceable against the Credit Parties in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

15. Validity Guarantor Affirmations. The Validity Guarantor hereby acknowledges and agrees as follows: (i) Validity Guarantor acknowledges having reviewed the terms of this Agreement, and agrees to the terms hereof; (ii) that the Validity Certificate, and all representations, warranties, covenants, agreements and guaranties made by Validity Guarantor thereunder, shall and do hereby apply to all Obligations of the Borrower and the Validity Guarantor as agreed upon thereunder, and all additional Obligations agreed upon under this Agreement; (iii) that this Agreement shall not in any way adversely affect or impair the obligations of the Validity Guarantor to Lender under the Validity Certificate; and (iv) the Validity Certificate is hereby ratified, confirmed and continued as of the date of this Agreement.

16. Intentionally Left Blank.

17. Waiver and Release. Each of the Credit Parties and Validity Guarantor hereby represents and warrants to Lender that none of them have any defenses, setoffs, claims, counterclaims, cross-actions, equities, or any other Claims in favor of the Credit Parties or Validity Guarantor, to or against the enforcement of any of the Loan Documents, and to the extent any of the Credit Parties or Validity Guarantor have any such defenses, setoffs, claims, counterclaims, cross-actions, equities, or other Claims against Lender and/or against the enforceability of any of the Loan Documents, the Credit Parties and Validity Guarantor each acknowledge and agree that same are hereby fully and unconditionally waived by the Credit Parties and Validity Guarantor. In addition to the foregoing full and unconditional waiver, each of the Credit Parties and Validity Guarantor does hereby release, waive, discharge, covenant not to sue, acquit, satisfy and forever discharges each of the Lender Indemnitees and their respective successors and assigns, from any and all Claims whatsoever, in law or in equity, whether known or unknown, whether suspected or unsuspected, whether fixed or contingent, which the Credit Parties or Validity Guarantor ever had, now have, or which any successor or assign of the Credit Parties or Validity Guarantor hereafter can, shall, or may have against any of the Lender Indemnitees or their successors and assigns, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world through and including the date hereof, including, without limitation, any matter, cause, or thing related to the Credit Agreement, this Agreement, the Existing Note, the First Replacement Note, the Third Replacement Note or any additional or subsequent replacement or supplemental promissory notes, or any other Loan Documents (collectively, the “Released Claims”). Without in any manner limiting the generality of the foregoing waiver and release, Credit Parties and Validity Guarantor hereby agree and acknowledge that the Released Claims specifically include: (i) any and all Claims regarding or relating to the enforceability of the Loan Documents as against any of the Credit Parties or Validity Guarantor, as applicable; (ii) any and all Claims regarding, relating to, or otherwise challenging the governing law provisions of the Loan Documents; (iii) any and all Claims regarding or relating to the amount of principal, interest, fees or other Obligations due from any of the Credit Parties or Validity Guarantor to the Lender under any of the Loan Documents; (iv) any and all Claims regarding or relating to Lender’s conduct or Lender’s failure to perform any of Lender’s covenants or obligations under any of the Loan Documents; (v) any and all Claims regarding or relating to any delivery or failure to deliver any notices by Lender to Credit Parties or Validity Guarantor; (vi) any and all Claims regarding or relating to any failure by Lender to fund any advances or other amounts under any of the Loan Documents; (vii) any and all Claims regarding or relating to any advisory services (or the lack thereof) provided by Lender to any of the Credit Parties for which any advisory fees may be due and owing and included within the Obligations; and (viii) any and all Claims based on grounds of public policy, unconscionability, or implied covenants of fair dealing and good faith. The Credit Parties and Validity Guarantor further expressly agree that the foregoing release and waiver agreement is intended to be as broad and inclusive as permitted by the laws governing the Loan Documents, and the Released Claims include all Claims that the Credit Parties and Validity Guarantor do not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect their decision to enter into this Agreement. The foregoing waiver and release agreements by the Credit Parties and Validity Guarantor are a material inducement for Lender to enter into this Agreement, and Lender’s agreement to enter into this Agreement is separate and material consideration to the Credit Parties and Validity Guarantor for the waiver and release agreements contained herein, the receipt and sufficiency of such consideration hereby acknowledged by Credit Parties and Validity Guarantor. In addition, each of the Credit Parties and Validity Guarantor agrees and acknowledges that it has had an opportunity to negotiate the terms and provisions of this Agreement, including the foregoing waiver and release agreements, with and through their own competent counsel, and that each of the Credit Parties and Validity Guarantor have sufficient leverage and economic bargaining power, and have used such leverage and economic bargaining power, to fairly and fully negotiate this Agreement, including the waiver and release agreements herein, in a manner that is acceptable to the Credit Parties and Validity Guarantor. The foregoing waiver and release agreements shall survive the termination of the Credit Agreement or any of the Loan Documents, and repayment of the Obligations.

18. Waiver of Existing Default. Subject to the terms of this Agreement, the Existing Defaults are hereby waived by Lender; provided, however, this waiver shall only apply to the Existing Defaults, and this Agreement shall not be deemed or construed in any manner as a waiver by Lender of any future defaults, “Events of Default,” (as such term may be used or defined in any of the Loan Documents), breaches or misrepresentations by any of the Credit Parties under the Credit Agreement or any other Loan Documents, including this Agreement, or any of Lender’s rights or remedies in connection therewith, which may occur or arise after the date of this Agreement and which default or breach is not cured within ten (10) days following written notice of such default or breach to Borrower; provided, however, if such default or breach cannot be reasonably cured within such ten (10) day period, then such cure period shall be extended to thirty (30) days (in each case, a “Future Default”). Except as expressly amended by this Agreement, all of the terms and provisions of the Credit Agreement and the Loan Documents shall remain and continue in full force and effect after the execution of this Agreement, are hereby ratified and confirmed, and incorporated herein by this reference.

19. Consultation with Counsel. Credit Parties and Validity Guarantor represent that they have fully reviewed this Agreement with their respective attorneys and understand the legal effect of this Agreement, and each of the Credit Parties and Validity Guarantor represents that having understood the legal effects of this Agreement, each of them has freely and voluntarily consented to and authorized this Agreement.

20. Execution. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same Agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format file or other similar format file, such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the party executing same with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

21. Right of First Refusal. In the event, after a Future Default, Lender acquires title to any assets of Landis Salons, Inc., a Utah corporation (“Landis I”), or Landis Salons II, Inc., a Utah corporation (“Landis II,” and together with Landis I, the “Landis Entities”), two of the Corporate Guarantors, through Lender’s pursuit or enforcement of its rights under the Credit Agreement and other Loan Documents, and Lender thereafter seeks to sell or convey any of such assets of the Landis Entities, or any portion thereof, to another Person (the “Proposed Asset Sale”), then prior to the consummation of the Proposed Asset Sale, Lender agrees to send written notice to Borrower (“Lender’s Notice”) advising Borrower of the Proposed Asset Sale and the material terms of the Proposed Asset Sale, and the Borrower shall have ten (10) days from the date the Lender’s Notice is deemed delivered hereunder (the “Exercise Period”), to exercise its right (the “Right”) to have Lender sell the assets of the Landis Entities to Borrower, or an alternate purchaser selected by Borrower (the “Alternate Purchaser”) on the same terms as those of the Proposed Asset Sale. The Borrower shall exercise its Right by delivering written notice to the Lender of such election (the “Borrower Exercise Notice”) on or prior to the end of the Exercise Period. The Borrower Exercise Notice shall include the name and contact information of the Alternate Purchaser and any other such information, financial or otherwise, as Lender shall require or request regarding the Alternate Purchaser and its ability to purchase the assets of the Landis entities being sold in the Proposed Asset Sale on the same terms as the Proposed Asset Sale. If Borrower fails to deliver the Borrower Exercise Notice on or prior to the end of the Exercise Period, Borrower shall be deemed to have elected not to exercise its Right, Borrower shall be deemed to have forever waived its Right, and Lender may immediately proceed to sell the assets of the Landis Entities to any other Person. If Borrower timely exercises its Right as hereby provided, then Lender agrees to sell the assets of the Landis Entities to the Alternate Purchaser on the same terms as the Proposed Asset Sale, such sale to close and fund within twenty (20) days after the Exercise Notice is given, which sale to the Alternate Purchaser shall be closed using documents and instruments customarily used by Lender in selling assets, and otherwise acceptable to Lender. If the Alternate Purchaser fails to close on the sale of the assets of the Landis Entities on or prior to such twenty (20) day period, then Lender may immediately proceed to sell such assets to any other Person, and Borrower shall be deemed to have forever waived its Right.

22. Fees and Expenses.

(a) Document Review and Legal Fees. The Borrower agrees to pay to the Lender or its counsel all legal fees and costs incurred by Lender for the preparation, negotiation and execution of this Agreement and all other documents in connection herewith, which legal fees and costs shall be paid simultaneously with the execution of this Agreement by Credit Parties, unless any such fees shall have been paid prior to the Effective Date.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CREDIT PARTIES:

SACK LUNCH PRODUCTIONS, INC., a Utah corporation		GREEN ENDEAVORS, INC., a Utah corporation

By:	/s/ Richard Surber	By:	/s/ Richard Surber
Name:	Richard Surber	Name:	Richard Surber
Title:	CEO & President	Title:	President

LANDIS SALONS, INC., a Utah Corporation		LANDIS SALONS II, INC., a Utah corporation

By:	/s/ Richard Surber	By:	/s/ Richard Surber
Name:	Richard Surber	Name:	Richard Surber
Title:	President	Title:	President

DIVERSIFIED MANAGEMENT SERVICES, INC., a Utah corporation		WASATCH CAPITAL CORPORATION, a Utah corporation

By:	/s/ Richard Surber	By:	/s/ Richard Surber
Name:	Richard Surber	Name:	Richard Surber
Title:	President	Title:	President

DOWNTOWN DEVELOPMENT PRODUCTIONS COMPANY, a Utah corporation		WG CORPORATION COMPANY, a Utah corporation

By:	/s/ Richard Surber	By:	/s/ Richard Surber
Name:	Richard Surber	Name:	Richard Surber
Title:	President	Title:	Agent

LANDIS EXPERIENCE CENTER LLC, a Utah limited liability company		REDLINE ENTERTAINMENT, INC. , a Utah corporation

By:	/s/ Richard Surber	By:	/s/ Richard Surber
Name:	Richard Surber	Name:	Richard Surber
Title:	Manager	Title:	Agent

SPRINGBOK HOLDINGS, LLC, a Utah limited liability company		COLOR ME RAD, LLC, a Utah limited liability company

By:	/s/ Richard Surber	By:	/s/ Richard Surber
Name:	Richard Surber	Name:	Richard Surber
Title:	Manager	Title:	Manager

THE DIRTY DASH, LLC, a Utah limited liability company		SPRINGBOK SLIDE THE CITY, LLC, a Utah limited liability company

By:	/s/ Richard Surber	By:	/s/ Richard Surber
Name:	Richard Surber	Name:	Richard Surber
Title:	Manager	Title:	Manager

SPRINGBOK FRANCHISING, LLC, a, Utah limited liability company		SPRINGBOK MANAGEMENT, LLC, a Utah limited liability company

By:	/s/ Richard Surber	By:	/s/ Richard Surber
Name:	Richard Surber	Name:	Richard Surber
Title:	Manager	Title:	Manager

SLIDE THE CITY PRODUCTIONS INC., a Utah corporation		THE LANTERN FEST PRODUCTIONS INC., a Utah corporation

By:	/s/ Richard Surber	By:	/s/ Richard Surber
Name:	Richard Surber	Name:	Richard Surber
Title:	CEO	Title:	CEO

THE DIRTY DASH PRODUCTIONS, INC., a Utah corporation		COLOR ME RAD PRODUCTIONS INC.,, a Utah corporation

By:	/s/ Richard Surber	By:	/s/ Richard Surber
Name:	Richard Surber	Name:	Richard Surber
Title:	CEO	Title:	CEO

VALIDITY GUARANTOR:

/s/ Richard Surber
RICHARD SURBER

LENDER:

TCA GLOBAL CREDIT MASTER FUND, LP

By:	TCA Global Credit Fund GP, Ltd.
Its:	General Partner

By:	/s/ Robert Press
Robert Press, Director

Date:	10/19/17

EXHIBIT “A”

PAYMENT AND AMORTIZATION SCHEDULE

EXHIBIT “B”

CONDITIONAL JOINT STIPULATION OF DISMISSAL

EXHIBIT “C”

FINAL CONSENT JUDGMENT

EXHIBIT “D”

PROPERTIES